                                                                    Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of SFX Entertainment, Inc. of our reports on the consolidated financial statements of PACE Entertainment Corporation and subsidiaries dated December 15, 1997 (except with respect to the matters discussed in Note 12, as to which the date is December 22, 1997) and the Pavilion Partners dated December 15, 1997 (except with respect to the matters discussed in Note 11, as to which the date is December 22, 1997) which appears in the Current Report on Form 8-K of SFX Entertainment, Inc. dated April 14, 1999.

/s/  ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Houston, Texas
October 6, 1999